Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) by and between Robert W. Azelby (the “Executive”) and Eliem Therapeutics, Inc. (the “Company”) is effective as of October 1, 2020 (the “Effective Date”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

The Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts such employment. Executive shall also serve as a Director of the Company’s Board of Directors (the “Board”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.2 Duties. Executive will report to the Board. Executive will perform such duties as are normally associated with his position, as assigned from time to time by the Board. Executive shall perform his duties under this Agreement principally out of the Redmond, Washington area, or such other location as assigned. In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion, Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $600,000, subject to annual review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2 Annual Bonus. Executive shall be eligible for a discretionary annual fiscal year performance bonus (the “Annual Bonus”) with an annual target of fifty percent (50%) of Executive’s then-current Base Salary (the “Target Amount”). Whether or not Executive is eligible for any Annual Bonus will be dependent upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board. No amount of any Annual Bonus is guaranteed at any time and may be greater or lesser than the Target Amount and may be zero. Executive must be an employee in good standing through the last day of the fiscal year to be eligible to earn an Annual Bonus, subject to the terms and conditions of Section 6 below (under which Executive may be eligible for a pro-rata or full Annual Bonus as part of severance without being an employee in good standing through the last day of the fiscal year). Executive will be eligible for a pro-rated Annual Bonus for fiscal year 2020, subject to the eligibility criteria in this Section 2.2(a) and provided that any Annual Bonus awarded to Executive for fiscal year 2020 will be prorated based upon the number of days during which he was employed by the Company in fiscal year 2020. Any Annual Bonus, if awarded, will be paid in a single annual installment paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company and in any event no later than March 15th of the calendar year following the calendar year to which the Annual Bonus is applicable, and will be subject to deductions and withholdings. Executive’s eligibility for an Annual Bonus and the Target Amount, if any, is subject to change in the discretion of the Board (or any authorized committee thereof).

2.3 Future Equity Awards. Subject in each case to approval by the Board, and provided that Executive remains continuously employed by the Company through each of the respective dates of grant described below, Executive will be eligible to receive separate stock option awards under the Company’s 2019 Equity Incentive Plan (“Plan”), upon the consummation of a preferred stock financing with entities affiliated with RA Capital and Access Industries for the purchase of the Company’s Series A-1 Preferred Stock (the “Financing”), as follows: (a) immediately following the receipt by the Company of the initial $5,000,000 tranche of funding at the time of the initial closing of the Financing, Executive will be granted an option (the “Initial Option”) to purchase a number of shares of Common Stock of the Company representing six percent (6%) of the Company’s then issued and outstanding Common Stock, as calculated on a fully-diluted, as-converted to common stock basis, at an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant of such Initial Option, as determined by the Board in its discretion, and (b) prior to the receipt by the Company of each follow-on tranche of funding in connection with the Financing, if any, the Executive will be granted an additional option (each, a “Follow-on Option” and collectively with the Initial Option and each previously granted Follow-on Option, if any, the “Options”) to purchase a number of shares of Common Stock of the Company that, when taken together with all of the Common Stock covered by the Initial Option and each previously granted Follow-on Option, if any, plus all other capital stock of the Company then owned by Executive (or his family) or then subject to any other outstanding equity awards held by Executive (or his family), represents six percent (6%) of the Company’s then issued and outstanding Common Stock, as calculated on a fully-diluted, as-converted to common stock basis, at an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant of such Follow-on Option, as determined by the Board in its discretion.

The Options will vest and become exercisable with respect to twenty-five percent (25%) of the shares subject to each Option on the one-year anniversary of the date of grant of each such Option, and thereafter will vest and become exercisable in equal monthly installments over the ensuing thirty-six (36) months, subject to Executive’s continuous employment with the Company as of each vesting date. The Options will be incentive stock options under Section 422 of the Code to the maximum extent permitted and otherwise will be non-qualified stock options. The terms and conditions of the Options will be as set forth in the Plan and the form of stock option agreement and grant notice, which Executive is required to sign. The term “fully-diluted, as-converted to common stock basis” means, as of the date it is being measured (and without duplication), the number of issued and outstanding shares of Common Stock, plus the number of shares of Common Stock then subject to outstanding stock options (including the Options, if awarded) or other equity awards under the Plan, and any other equity incentive plan in effect on the date of measurement (“Other Plans”), plus the total available but unused share reserve under the Plan and the Other Plans, plus the number of shares of capital stock covered by warrants, if any, plus the number of shares of Common Stock into which the outstanding shares of preferred stock of the Company are then convertible. Executive is eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.4 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses with proper documentation and in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. The parties hereto are entering into a Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4. OUTSIDE ACTIVITIES. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, including accepting any appointment to the board of directors of another company, that would interfere or conflict, either directly or indirectly, with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties (iii) appointment to the board of directors of another company, so long as (A) prior to accepting such appointment Executive has notified and provided the Board with an opportunity to review and comment on such appointment and (B) such appointment does not interfere or conflict with Executive’s responsibilities and the performance of Executive’s duties hereunder, (iv) service on the board of directors of Clovis Oncology and Immunomedics, of which Executive is a member as of the Effective Date, so long as such service does not interfere or conflict with Executive’s responsibilities and the performance of Executive’s duties hereunder, and (v) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude the Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company without Cause or by the Executive for Good Reason Not in Connection with a Change in Control.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.6, without “Cause” (as defined in Section 6.3(b) below) by giving notice as described in Section 8.1 of this Agreement. A termination pursuant to Section 6.5 (upon Death or Disability) below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b) If (i) the Company terminates Executive’s employment at any time without Cause or Executive terminates his employment with the Company for “Good Reason” (as defined in Section 6.1(h) below), in either case not in connection with a Change in Control (as defined in Exhibit A), (ii) the date of Executive’s separation of employment with the Company occurs before the closing of the sale of the Company’s Common Stock pursuant to an effective registration statement of the Company filed under the Securities Act of 1933, as amended (the “IPO”), and (iii) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 6.1(e) below), and if Executive complies with the obligations in Section 6.1(d) below (including but not limited to the Release (as defined in Section 6.1(d) below) requirement), Executive shall also be eligible to receive the following “Pre -IPO Severance Benefits:”

(i) The Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions (“Pre -IPO Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(d) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii) Provided Executive timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay Executive’s COBRA premiums, to continue Executive’s health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date (the “COBRA Pre-IPO Severance Period”); (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Pre-IPO Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Pre-IPO Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Pre-IPO Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii) The Company shall pay Executive an amount equal to Executive’s pro rata Annual Bonus (based on the Target Amount) for the calendar year in which Executive’s termination occurs (i.e., for the period from January 1 through and including the date of Executive’s separation of employment with the Company), payable subject to standard federal and state payroll withholding requirements on the Company’s first regularly scheduled payroll date following the Release Effective Date.

(iv) The vesting of the unvested portion of any equity awards then held by Executive that are scheduled to vest and become exercisable under a time-based or service-based schedule in the twelve (12) month period immediately following the termination date shall be accelerated and shall be deemed immediately vested and exercisable as of Executive’s termination date (and, for clarity, if any unvested equity award is in the form of restricted stock that is subject to a share reacquisition or repurchase right on behalf of the Company, such reacquisition or repurchase right will lapse as to the shares of stock that are scheduled to vest under such time-based schedule over the twelve (12) month period immediately following the termination date).

(c) In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason not in connection with a Change in Control but after the Company consummates an IPO, then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.1(d) below, including but not limited to the Release requirement, then Executive will be eligible for the following “Post-IPO Severance Benefits:”

(i) The Company will pay Executive an amount equal to Executive’s then current Base Salary for twenty-four (24) months, less all applicable withholdings and deductions (“Post-IPO Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date, with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii) Provided Executive timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay Executive’s COBRA premiums, to continue Executive’s health insurance coverage in effect on the termination date until the earliest of: (1) twenty-four (24) months following the termination date (the “COBRA Post-IPO Severance Period”); (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Post-IPO Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Post-IPO Payment Period, a Special Severance Payment for the remainder of the COBRA Post-IPO Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii) The Company shall pay Executive an amount equal to Executive’s pro rata Annual Bonus (based on the Target Amount) for the calendar year in which Executive’s termination occurs (i.e., for the period from January 1 through and including the date of Executive’s separation of employment with the Company), payable subject to standard federal and state payroll withholding requirements on the Company’s first regularly scheduled payroll date following the Release Effective Date.

(iv) The vesting of the unvested portion of any equity awards then held by Executive that are scheduled to vest and become exercisable under a time-based or service-based schedule in the eighteen (18) month period immediately following the termination date shall be accelerated and shall be deemed immediately vested and exercisable as of Executive’s termination date (and, for clarity, if any unvested equity award is in the form of restricted stock that is subject to a share reacquisition or repurchase right on behalf of the Company, such reacquisition or repurchase right will lapse as to the shares of stock that are scheduled to vest under such time-based schedule over the eighteen (18) month period immediately following the termination date).

(d) Executive shall receive the Severance pursuant to Section 6.1(b) or 6.1(c) of this Agreement, as applicable, if: (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of Executive’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if he holds any other positions with the Company or any Affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(e) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination (paid within the timeframe required by applicable law), (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(f) The Pre-IPO Severance Benefits and Post-IPO Severance Benefits provided to Executive pursuant to Section 6.1 or the Change in Control Severance Benefits (as defined below) pursuant to Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(g) Any damages caused by the termination of Executive’s employment without Cause or by the Executive for Good Reason would be difficult to ascertain; therefore, the Pre-IPO Severance Benefits and Post-IPO Severance Benefits or the Change in Control Severance Benefits for which Executive is eligible pursuant to Section 6.1(b), 6.1(c) or 6.2(a) in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary or Target Amount, which the parties agree is a reduction of at least ten percent (10%) of Executive’s Base Salary or Target Amount as in effect immediately prior to the time such reduction occurs (unless pursuant to a salary reduction or target bonus reduction program applicable generally to the Company’s similarly situated executive officers); (ii) a change in

Executive’s position, responsibilities, authority or offices that, results in a material diminution of position, responsibilities, authority or offices, provided, however, that the Company’s hiring of personnel to handle duties that Executive was responsible for but which are not regularly associated with Executive’s position will not be a “material diminution” of position, responsibilities, authority or offices; (iii) a material breach by the Company or any successor entity of any employment-related contract between the Company and Executive; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within sixty (60) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within sixty (60) days following the end of the Cure Period. For purposes of clarity, a material reduction in Executive’s position, responsibilities, authority or offices that occurs as a result of the Company being acquired and made part of a larger entity (as, for example, when the Executive retains his position following a Change in Control, but not of the acquiring or successor corporation itself but of a subsidiary of the acquiring or successor company) shall constitute a Good Reason event under (ii), above.

6.2 Termination by the Company without Cause or Resignation by Executive for Good Reason in Connection with a Change in Control.

(a) In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.1(d), including but not limited to the Release requirement and Executive’s continued compliance with Executive’s obligations to the Company under Executive’s Confidential Information Agreement, then Executive will be eligible for the following “Change in Control Severance Benefits:”

(i) The Company will pay Executive an amount equal to Executive’s then current Base Salary and Annual Bonus (based on the Target Amount) for eighteen (18) months, less all applicable withholdings and deductions (“Post-IPO Severance”), paid in a single lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date.

(ii) Provided Executive timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay Executive’s COBRA premiums, to continue Executive’s health insurance coverage in effect on the termination date until the earliest of: (1) eighteen (18) months following the termination date (the “COBRA Change in Control Severance Period”); (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Change in Control Payment Period, a Special Severance Payment for the remainder of the COBRA Change in Control Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii) Effective as of Executive’s Change in Control Termination Date, the vesting and exercisability of all outstanding unvested Company equity awards that are held by Executive as of immediately prior to the Change in Control Termination Date and are scheduled to vest and become exercisable under a time-based, performance-based or service-based schedule shall be deemed immediately vested and exercisable as of Executive’s termination date (and, for clarity, if any unvested equity award is in the form of restricted stock that is subject to a share reacquisition or repurchase right on behalf of the Company, such reacquisition or repurchase right will lapse as to the shares of stock that are scheduled to vest under such time-based schedule immediately following the termination date).

(b) “Change in Control” is defined at Exhibit A, which supersedes the any other definitions of Change in Control for all purposes related to Executive’s employment with the Company, including but not limited to equity incentive grants.

6.3 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(b) “Cause” for termination means the occurrence of any one or more of the following: (i) any indictment of Executive for a felony under applicable law; (ii) Executive’s commission of or participation in (A) a fraud or embezzlement against the Company or its affiliates or (B) act of dishonesty against the Company or its affiliates that results in (or would reasonably be expected to result in) material harm to the business of the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company, any statutory or fiduciary duty Executive owes to the Company under applicable law, or any material Company policy; or (iv) Executive’s willful conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the business of the Company; provided, however, that the conduct described under clause (iii) or (iv) above, if deemed curable by the Board in its reasonable discretion, will only constitute Cause if such conduct is not cured within thirty (30) days after Executive’s receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Pre-IPO Severance Benefits, Post-IPO Severance Benefits, the Change in Control Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4 Resignation by Executive (other than for Good Reason).

(a) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.6.

(b) In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Pre-IPO Severance Benefits, Post-IPO Severance Benefits, the Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to the Executive’s legal representatives Executive’s Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on the Executive’s Disability (as defined below). Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive the Severance, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.6 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Board deems such underlying facts and circumstances curable in its reasonable discretion pursuant to Section 6.3(b)(iii) or Section 6.3(b)(iv) in which case thirty (30) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon the Executive’s death;

(iii) thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

(iv) thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation not for Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v) for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(h).

(b) In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 8.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7 Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

6.8 Section 409A.

(a) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b) It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7. ACCELERATION OF EQUITY AWARDS IN CONNECTION WITH CHANGE IN CONTROL WITHOUT TERMINATION. In the event that the Company’s successor or surviving entity in a Change in Control does not assume or continue the unvested portion of Executive’s equity awards, and the unvested awards will otherwise terminate, then effective immediately prior to such Change in Control, the unvested portion of the employee’s equity awards shall vest and (if applicable) become exercisable.

8. GENERAL PROVISIONS.

8.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and may also enter into separate stock agreements. Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

8.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Washington.

8.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Seattle, Washington area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The Company acknowledges that Executive will have the right to be represented by legal counsel of his choosing at any arbitration proceeding. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a Federal, State or local court to prevent irreparable harm pending the conclusion of any arbitration pursuant to this Section 8.9.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

ELIEM THERAPEUTICS, INC.

By:	/s/ Andrew Levin
Name:	Andrew Levin
Title:	Managing Director

Executive:

/s/ Robert Azelby
Robert W. Azelby

EXHIBIT A

CHANGE IN CONTROL

(a) In connection with the terms of Section 6.2(b) of the Employment Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the

Board on the Effective Date or (B) who was nominated or elected subsequent to such date by a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, is excluded from clause (iv)(B) above.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b) Capitalized terms shall have the meanings ascribed to them in the Employment Agreement unless otherwise defined in this Exhibit B.

(c) For purposes of the definition of Change in Control, the following definitions shall apply:

(i) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(ii) “Common Stock” means the common stock of the Company.

(iii) “Entity” means a corporation, partnership, limited liability company or other entity.

(iv) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Act of 1933, as amended), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(v) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

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(vi) “Rule 405” means Rule 405 promulgated under the Securities Act of 1933, as amended.

(vii) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

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AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of July 27, 2021, (the “Effective Date”) by and between Eliem Therapeutics, Inc. (the “Company”), and Robert W. Azelby (“Executive”).

R E C I T A L S

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of October 1, 2020 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement as set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Amendments to Employment Agreement.

(a) Section 6.2(a)(i) of the Employment Agreement shall be struck in its entirety and the following shall be inserted as a new Section 6.2(a)(i) of the Employment Agreement:

(i) The Company will pay Executive an amount equal to Executive’s then current Base Salary and Annual Bonus (based on the Target Amount) for twenty-four (24) months, less all applicable withholdings and deductions (“Post-IPO Severance”), paid in a single lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date.

(b) Section 6.2(a)(ii) of the Employment Agreement shall be struck in its entirety and the following shall be inserted as a new Section 6.2(a)(ii) of the Employment Agreement:

(ii) Provided Executive timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay Executive’s COBRA premiums, to continue Executive’s health insurance coverage in effect on the termination date until the earliest of: (1) twenty-four (24) months following the termination date (the “COBRA Change in Control Severance Period”); (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and

Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Change in Control Payment Period, a Special Severance Payment for the remainder of the COBRA Change in Control Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c) The following shall be inserted as a new Section 6.9 of the Employment Agreement:

6.9 Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section 6.9 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.9. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(d) All other terms and provisions of the Employment Agreement shall remain in full force and effect.

2. Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

3. Complete Agreement. This Amendment constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Amendment is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements; provided, however, that this Amendment modifies but does not supersede the Employment Agreement.

4. Choice of Law. All questions concerning the construction, validity and interpretation of this Amendment will be governed by the law of the State of Washington.

5. Counterparts. This Amendment may be executed in two or more counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Amendment each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the day and year first above written.

ELIEM THERAPEUTICS, INC.

By:	/s/ James B. Bucher

Name:	James B. Bucher

Title:	Executive Vice President and General Counsel

EXECUTIVE

/s/ Robert W. Azelby
Robert W. Azelby

[SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT]